EXHIBIT 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Settlement Agreement”) is entered into as of the 26th day of February, 2021, by and between CEMTREX, INC., a Delaware Corporation (“Cemtrex”), and ARON GOVIL (“Govil”). Cemtrex and Govil may be individually referred to herein as “Party” and may be collectively referred to herein as “Parties.”

Recitals

A.       Govil was previously an officer and director of Cemtrex. That relationship ultimately ended with Govil’s resignation, but various disputes have arisen between the Parties related to, among other things, a series of transactions in 2017 and 2018 where funds were transferred from the Cemtrex’s bank account to the account of First Commercial Capital, Inc., a Delaware corporation and entity that is controlled by Govil, who currently remains as the shareholder with voting control over Cemtrex.

B.        The total amount of disputed transfers was approximately $7,100,000 and occurred during 2017 and 2018. The disputed transfers to First Commercial occurred in fiscal year 2017 in the amount of $5,600,000 and in fiscal year 2018 in the amount of $1,500,000. Cemtrex did not find any other such transfers during this period or after that after looking at all its bank statements. These disputed transfers give rise to claims against Govil (the “Dispute”).

C.       The Parties now desire to resolve the above-referenced Dispute, without the expenditure of time or the expense of contested litigation, as more fully set forth below. For these reasons, they have entered into this Settlement Agreement which is intended to fully and finally resolve all controversies between and among the Parties, including but not limited to the Dispute.

THEREFORE, in consideration of the promises and covenants herein contained, and for other valuable consideration received, the sufficiency of which is hereby acknowledged, it is mutually agreed, by and between the Parties hereto, and each of them, as follows:

1.       Settlement Terms: Within 10 business days of this Settlement Agreement, Govil agrees to pay to Cemtrex the total amount of Seven Million One Hundred Thousand United States Dollars ($7,100,0000) (the “Settlement Amount”) as full and complete settlement of the above referenced Dispute. The Settlement Amount shall be paid as follows:

(a) Govil shall transfer to Cemtrex the securities Govil or entities controlled by Govil own in Cemtrex, including 1,000,000 shares of Series A Preferred Stock, 50,000 shares of Series C Preferred Stock, 469,949 shares of Series 1 Preferred Stock, and forfeit all options to purchase shares of commons stock (collectively, the “Securities”). The Securities being surrendered by Govil to Cemtrex are collectively valued at the amount of $5,566,720.

(b) The balance of $ 1,533,280 shall be paid to Cemtrex by Govil issuing to Cemtrex a secured promissory note in the form and substance attached hereto as Exhibit “A.”

2.       Representations and Warranties: Govil represents and warrants to Cemtrex that it is the record and beneficial owner of the Securities free and clear of any lien, pledge, encumbrance, charge, security interest, claim or right of another and has the absolute right to settle the Securities with Cemtrex as provided in this Agreement without the consent of any other person or entity. Govil also has the authority to issue the secured promissory note to Cemtrex, and Govil is the owner of the collateral that the note secures, and the note is enforceable against Govil according to its terms.

EXHIBIT 10.1

3.       Releases.

(a)       Govil, on behalf of himself and his agents, heirs, representatives, successors and assigns, agrees to fully release, acquit and forever discharge Cemtrex, its subsidiaries, and their respective officers, directors, agents, employees, attorneys, owners, members, affiliates, predecessors, successors and assigns and all past, present and future officers, directors, agents, employees, attorneys, owners, members, affiliates, successors, predecessors and assigns, any one of them, or any combination of them, and anyone or any entity related thereto from all known or unknown, revealed and concealed, contingent and non-contingent claims, actions, causes of action, and suits for damages, at law or in equity, filed or otherwise, and all other claims whatsoever, in law or in equity, contract or tort, which Govil ever had or now has against any of the aforementioned, by reason of any matter that is related to or arising from the acts and events underlying or giving rise to his employment with Cemtrex, the Dispute and the claims asserted therein.

(b)       Cemtrex, on behalf of itself and its agents, heirs, representatives, successors and assigns, agrees to fully release, acquit and forever discharge Govil and all entities owned or controlled by him his agents, employees, attorneys, predecessors, successors and assigns and all past, present and future agents, employees, attorneys, successors, predecessors and assigns, any one of them, or any combination of them, and anyone or any entity related thereto from all known or unknown, revealed and concealed, contingent and non-contingent claims, actions, causes of action, and suits for damages, at law or in equity, filed or otherwise that Cemtrex ever had or now has against any of the aforementioned, by reason of any matter that is related to or arising from the acts and events underlying or giving rise to the Dispute and the claims asserted therein.

The Parties further acknowledge that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of the Dispute or this Settlement Agreement and which, if known or suspected at the time of the execution of this Settlement Agreement, may have materially affected their decision. Nevertheless, the Parties hereby waive any rights, claim or cause of action that existed at the time of the execution of this Settlement Agreement. The Parties acknowledge that they understand the significance and consequence of their release and the specific waiver of all known and unknown claims.

(c)        Nothing contained in this release or Settlement Agreement shall prevent the Parties from asserting or pursuing any claim to enforce the terms of this Settlement Agreement.

4.       Further Actions. The Parties agree to take such further action and execute such additional documents as may be necessary to implement the terms and conditions of this Settlement Agreement.

5.       No Admissions. Except as set forth herein, this Settlement Agreement constitutes the compromise of disputed claims, shall not be interpreted as a reflection of the merit or lack of merit of such claims, and is entered into for the sole purpose of avoiding the risk and expense of litigation. Nothing in this Settlement Agreement shall constitute an admission of any wrongdoing or liability by any of the Parties.

6.       Confession of Judgment. Upon the occurrence and during the continuation of any default under the secured promissory note described in Section 1(b) of this Settlement Agreement, and in addition to any other right or remedy of Cemtrex hereunder, under the secured promissory note or otherwise at law or in equity, Govil hereby irrevocably authorizes and empowers Cemtrex or its legal counsel, each as Govil’s attorney-in-fact, to appear ex parte and without notice to Govil to confess judgment against Govil for the unpaid amount of secured promissory note as evidenced by the Affidavit of Confession of Judgment signed by Govil as of the date of this Settlement Agreement and to be completed by Cemtrex or its counsel pursuant to the foregoing power of attorney (which power is coupled with an interest), a copy of which is attached as Exhibit B hereto (the “Affidavit”). The Affidavit shall set forth the amount then due hereunder, plus attorney’s fees and cost of suit, and to release all errors, and waive all rights of appeal. Govil waives the right to contest Cemtrex’s rights under this Section 4, including without limitation the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect. No single exercise of the foregoing right and power to confess judgment will be deemed to exhaust such power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, and such power shall continue undiminished and may be exercised from time to time as Cemtrex may elect until all amounts owing on the secured promissory note have been paid in full.

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7.       Confidentiality. The terms and conditions of this Settlement Agreement shall be kept confidential and shall not be disclosed by any Party or their representatives or agents in any manner except: a) any Party may disclose the terms and conditions of this Settlement Agreement to their professional advisors, attorneys, accountants (internal and external), tax preparers, regulatory or taxing authorities, in house assistants, or present or proposed corporate affiliates; b) Cemtrex may disclose the terms and conditions of this Settlement Agreement as it deems necessary to comply with the federal securities laws; c) pursuant to court order issued by a court of competent jurisdiction; d) pursuant to compulsory process; or e) to enforce this Settlement Agreement. Upon inquiry only, the Parties may publicly and/or privately state that the matter has been resolved to the satisfaction of all concerned, but shall not disclose the terms or conditions of this Settlement Agreement except as stated in this paragraph.

8.       No Oral Modifications. No supplement, modification, waiver, or termination of this Settlement Agreement shall be binding unless executed in writing by the party to be bound thereby.

9.       Governing Law, Venue and Jurisdiction. The validity, construction and interpretation of this Settlement Agreement shall be governed by the laws of the State of New York. Any dispute arising from or related to this Settlement Agreement shall be litigated in the state or federal courts sitting in New York, New York. The prevailing party shall be entitled to recover the actual attorneys’ fees and costs incurred in connection with that litigation.

10.       Binding Effect. This Settlement Agreement shall be binding upon and shall inure to the benefit of the Parties, their representatives, heirs, estates, parent and subsidiary entities, members, managers, shareholders, principals, affiliates, successors, officers, directors, partners, administrators, trustees, receivers, agents, employees, executors, assigns, and all other persons and entities that could in any way have legal responsibility for, or claim any rights through, any of them.

11.       Assignment or Transfer of Claims. Except as set forth herein, each party warrants and represents to the others that it has not assigned or transferred or purported to assign or transfer any claim, demand or cause of action against any other party to any non-party. The Parties agree to hold harmless and indemnify the other Parties from and against all claims arising out of any such assignment or transfer or purported assignment or transfer.

12.       Good Faith. This Settlement Agreement is a settlement in good faith, with full knowledge of the relevant facts and circumstances. The Parties have carefully read this Settlement Agreement in its entirety, conferred with their respective attorneys, know and understand the contents of this Settlement Agreement, and sign the same as their own free act. Each of the Parties, through their respective counsel, was involved in the preparation of this Settlement Agreement. Therefore, should a dispute arise regarding this Settlement Agreement or the interpretation thereof, the presumption that it should be interpreted against the drafter shall not apply.

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13.       Authority. Each of the Parties represents and warrants to all the other Parties that the person signing this document on its behalf is duly authorized to execute this Settlement Agreement on its behalf.

14.       Signatures. This Settlement Agreement may be executed in any number of counterparts, each of which when duly executed and delivered shall be an original, but all such counterparts shall constitute one and the same agreement. Any signature page of this Settlement Agreement may be detached from any counterpart without impairing the legal effect of any signatures, and may be attached to another counterpart, identical in form, but having attached to it one or more additional signature pages. Signatures exchanged by facsimile or by .pdf format shall be deemed original signatures.

This Settlement Agreement shall become effective upon execution by all Parties and time is of the essence.

DATED this 26th day of February, 2021.

/s/Aron Govil____

ARON GOVIL

DATED this 26th day of February, 2021.

CEMTREX, INC.

/s/Saagar Govil

By: Saagar Govil

Its: CEO